Exhibit 4.8

SIXTH AMENDMENT TO
THE AGREEMENT OF LIMITED PARTNERSHIP
OF HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P.

Dated as of September [•], 2021

THIS SIXTH AMENDMENT TO THE AGREEMENT OF LIMITED PARTNERSHIP OF HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P. (this “Amendment”), dated as of September [•], 2021, is entered into by HEALTHCARE TRUST, INC., a Maryland corporation, as general partner (the “General Partner”) of HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”), for itself and on behalf of any limited partners of the Partnership. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement of Limited Partnership of the Partnership entered into on February 14, 2013 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”).

WHEREAS, Section 4.3 of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Interests in the form of Partnership Units or other Partnership Interests in one or more series or classes, or in one or more series of any such class senior, on a parity with, or junior to the Partnership Units to any Persons at any time or from time to time, on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law;

WHEREAS, the General Partner has authorized the issuance and sale of up to [●] shares of its [●]% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at a gross offering price of $25.00 per share of Series B Preferred Stock and, in connection therewith, the General Partner, pursuant to Section 4.3 of the Partnership Agreement, is contributing the net proceeds of such issuance and sale to the Partnership in exchange for, and is causing the Partnership to issue to the General Partner, the Series B Preferred Units (as hereinafter defined); and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Sections 4.3 and 14.1 of the Partnership Agreement, and as authorized by the unanimous written consent of the offering committee of the board of directors of the General Partner, which has been delegated certain power and authority of the board of directors of the General Partner, dated as of [●], the General Partner desires to amend the Partnership Agreement (i) to set forth the designations, rights, powers, preferences and duties and other terms of the Series B Preferred Units, (ii) to issue the Series B Preferred Units to the General Partner, and (iii) and to make certain other changes to the Partnership Agreement.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.             Article I is hereby revised by adding the following new defined terms:

““Budget Act” means the Bipartisan Budget Act of 2015.”

““Net Operating Income” means, for each fiscal year or other applicable period, any net items of income and gain over loss, or deduction that are components of Net Income or Net Loss, excluding any items that are taken into account in determining Net Property Gain or Net Property Loss, but only to the extent that those items were not economically accrued as of the date that a Class B Unit was issued (i.e., Net Operating Income includes only items that are not included in the Valuation Threshold).”

““Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provisions of state and local tax laws.

““Partnership Representative” has the meaning set forth in Section 10.3(a).”

““Profits Interest Catch Up Distributions” has the meaning set forth in Section 5.1(h)(iii).”

““Profits Interest Distribution Limitation” has the meaning set forth in Section 5.1(h)(i).”

““Tax Matters Partner” means the “tax matters partner” as such term is defined in Section 6231(a)(7) of the Code as in effect prior to the Budget Act.”

““Valuation Threshold” means, in respect of each Class B Unit, the total amount available for distribution under Section 5.1(a) or Section 5.1(b), including by operation of Section 13.2, as of the date that Class B Unit was issued if the Partnership were to liquidate completely and, in connection with such liquidation, (a) its assets were sold for cash equal to their respective fair market values, (b) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing such liability), (c) each Partner were to pay its share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any, and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets, and (d) the net assets of the Partnership were distributed in accordance with Section 5.1 to the Partners immediately after making such allocation; provided, however, that the Valuation Threshold in respect of a Partnership Unit shall not be less than zero dollars ($0).”

2.             Article I is hereby revised by adding the following sentence as the first sentence of the last paragraph of the defined term “Capital Account:”

“In determining the amount of any liability for purposes of clauses (a)(iii) and (b)(iii), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code or Regulations.”

3.             Article I is hereby revised by adding the following sentence as the last sentence of the defined term “Depreciation:”

“Notwithstanding the foregoing, if the remedial allocation method described in Section 1.704-3(d) of the Regulations is used to take account of the difference between an asset’s Gross Asset Value and its adjusted tax basis, Depreciation shall be determined in accordance with Section 1.704-3(d)(2) of the Regulations.”

4.             Article I is hereby revised by deleting clause (f) from the defined term “Net Income” or “Net Loss:”

5.             Article I is hereby revised by replacing the defined term “Net Property Gain” or “Net Property Loss” in its entirety with the following:

““Net Property Gain” or “Net Property Loss” means, for each fiscal year or other applicable period, items of income, gain, loss or deduction that are components of the Partnership’s Net Income or Net Loss for such year or period from Sales, including, but not limited to, the amount of any net capital gain realized in connection with an adjustment of the Gross Asset Value of any Real Estate Asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations. For these purposes, the Gross Asset Value of the Real Estate Assets shall reflect the market capitalization of the General Partner (increased by the amount of any Partnership liabilities).”

6.             Article I is hereby revised by removing the defined term “Liquidating Gain” in its entirety, and Section 13.3 is hereby revised to delete the references to “Liquidating Gain” contained therein.

7.             The last sentence of Article 1 is hereby revised by replacing it in its entirety with the following new sentence:

“Certain additional terms and phrases have the meanings set forth in Exhibit B, Annex A and Annex B. In the event of any inconsistency or conflict between the terms and provisions set forth in this Agreement (including, any amendments hereto) and the terms and provisions of Annex A and Annex B, the terms and provisions of this Agreement (including, any amendments hereto) shall control.”

8.             Section 5.1(a) is hereby revised by replacing it in its entirety with the following new Section 5.1(a):

“(a)         Cash Available for Distribution. Subject to the provisions of Article V and Sections 12.2(c) and 13.2, the General Partner shall cause the Partnership to distribute, at such times as the General Partner shall determine (each a “Distribution Date”), an amount of Cash Available for Distribution, determined by the General Partner in its sole discretion to the Partners holding GP Units, OP Units and/or Class B Units who are Partners on the applicable Partnership Record Date, as follows:

(i)                  First, 100% to the General Partner in its capacity as the holder of Series A Preferred Units and Series B Preferred Units until the aggregate amount distributed or set aside for payment under this Section 5.1(a)(i) and Section 5.1(b)(i) is equal to the sum of (x) (1) the Series A Preferred Return, multiplied by (2) the number of Series A Preferred Units, plus, (y) (1) the Series B Preferred Return, multiplied by (2) the number of Series B Preferred Units;

(ii)                 Thereafter, subject to Section 5.1(h), 100% to the Partners holding GP Units, OP Units and Class B Units, pro rata and pari passu in proportion to their respective Percentage Interests.”

9.             Section 5.1(b) is hereby replaced in its entirety with the following new Section 5.1(b):

“(b)         Net Sales Proceeds. Subject to the provisions of Article V and Sections 12.2(c) and 13.2, Net Sales Proceeds shall be distributed as follows:

(i)                  First, to the extent that the Cash Available for Distribution distributed to the General Partner pursuant to Section 5.1(a)(i) is less than the sum of (x) (1) the Series A Preferred Return, multiplied by (2) the number of Series A Preferred Units, plus, (y) (1) the Series B Preferred Return, multiplied by (2) the number of Series B Preferred Units, 100% to the General Partner in its capacity as the holder of Preferred Units until the aggregate amount distributed or set aside for payment under this Section 5(b)(i) and Section 5.1(a)(i) is equal to that sum.

(ii)                 Second, 100% to the Partners holding GP Units and/or OP Units in proportion to each such Partner’s respective Percentage Interest with respect to such GP Units and/or OP Units until the Net Investment Balance is zero;

(iii)                Third, 100% to the Partners holding GP Units and/or OP Units in proportion to each such Partner’s respective Percentage Interest with respect to such GP Units and/or OP Units until such Partners have received in the aggregate, pursuant to this Section 5.1(b)(ii) and Section 5.1(a), an amount such that the Priority Return Balance is zero; and

(iv)               Thereafter, (A) 15% to the Special Limited Partner, and (B) 85% to be distributed to the Partners holding GP Units, OP Units and/or Class B Units in proportion to their respective Percentage Interests with respect to such GP Units, OP Units and/or Class B Units.”

10.           Section 5.1 is hereby further revised by inserting the following as new Subsection 5.1(h):

“(h) Limitation on Distributions on Class B Units. It is the intention of the parties to this Agreement that distributions to any Partner in respect of its Class B Units shall be limited to the extent necessary so that such Partnership Units constitute a profits interest for all U.S. federal income tax purposes as set forth in Section 16.5. Accordingly, and notwithstanding anything to the contrary in this Agreement, a Partner’s entitlement to cumulative distributions under Article V shall be appropriately limited so that the Class B Units qualify as profits interests.

(i)                  Profits Interest Distribution Limitation. A Partner shall only participate in distributions under Article V in respect of any Class B Unit to the extent that in respect of a distribution date, on the related Partnership Record Date, either (x) the Partnership has Net Operating Income, or (y) the net value of the Partnership, plus any prior distributions under Section 5.1(b), equals or exceeds the Valuation Threshold for that Class B Unit (the limitation on distributions described in this Section 5.1(h)(i), the “Profits Interest Distribution Limitation”).

(ii)                 Reallocation of Limited Distributions. Cash Available for Distribution or Net Sales Proceeds that otherwise would have been distributed to a Limited Partner in respect of Class B Unit but for the Profits Interest Distribution Limitation shall, instead, be distributed to the other Limited Partners in respect of other Partnership Units in accordance with Section 5.1(a) or Section 5.1(b)(i), respectively (including by operation of Section 13.2), but solely to the extent that distributions in respect of those Partnership Units are not subject to the Profits Interest Distribution Limitation.

(iii)                Profits Interest Catch-Up Distributions. If one or more Class B Units had been subject to the Profits Interest Distribution Limitation and, after taking into account the Profits Interest Distribution Limitation, such Partnership Units are no longer so limited, then, prior to making any further distributions under Section 5.1(b) to any Persons who received distributions under Section 5.1(b) in respect of those Class B Units, all distributions pursuant to Section 5.1(b) that otherwise would have been made to such Persons shall instead be made to the Limited Partner(s) in respect of the Class B Units that were subject to the Profits Interest Distribution Limitation until the aggregate amount distributed to each such Limited Partner under this Section 5.1(h)(iii) equals the aggregate amount that would have been distributed to each such Limited Partner had such Limited Partner’s respective Class B Unit been issued with a Valuation Threshold equal to zero (the “Profits Interest Catch-Up Distributions”), in proportion to their respective Profits Interest Catch-Up Distributions.

(iv)               Authority to Make Adjustments. The General Partner shall have the authority to make such adjustments to distributions pursuant to Article V (and corresponding allocations under Section 6.1) as it determines in good faith are necessary to effectuate the intent of this Section 5.1(h).”

11.           Section 10.2(a) is hereby revised by replacing it in its entirety with the following new Section 10.2(a):

“(a)          Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that any elections or determinations required to be made by the Partnership Representative shall be made by the Partnership Representative.”

12.           Section 10.3 is hereby revised by replacing it in its entirety with the following new Section 10.3:

“(a)         The General Partner shall be the Tax Matters Partner of the Partnership for federal income tax purposes with respect to taxable periods ending on or before December 31, 2017. With respect to all subsequent taxable periods, the General Partner shall be the partnership representative (the “Partnership Representative”) for purposes of Section 6223 of the Code, shall select a “designated individual” on behalf of the Partnership (as contemplated by the proposed Regulations under Section 6223 of the Code), as applicable, and shall represent the Partnership in any disputes, controversies, or proceedings with the Internal Revenue Service or with any state, local or non-U.S. taxing authority. The Tax Matters Partner or the Partnership Representative, as applicable, shall have the right to retain professional assistance in respect of any audit of the Partnership by the Internal Revenue Service and all out-of-pocket expenses and fees incurred by the Tax Matters Partner or the Partnership Representative, as applicable, on behalf of the Partnership in performing its duties as such shall constitute Partnership expenses. The Tax Matters Partner or the Partnership Representative, as applicable, shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner or the Partnership Representative, as applicable. Subject to the Partnership Tax Audit Rules:

(i)                  In the event the Tax Matters Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code (as in effect prior to the Budget Act), the Tax Matters Partner shall either (A) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code (as in effect prior to the Budget Act), a copy of which petition shall be mailed to all Limited Partners and the Special Limited Partner on the date such petition is filed, or (B) mail a written notice to all Limited Partners and the Special Limited Partner, within such period, that describes the Tax Matters Partner’s reasons for determining not to file such a petition.

(ii)                The Partnership Representative shall, subject to the provisions in this Section 10.3(a)(ii), be entitled to take such actions on behalf of the Partnership in any and all proceedings with the Internal Revenue Service and any other such taxing authority as it reasonably determines to be appropriate and any decision made by the Partnership Representative shall be binding on all Partners. The Partners agree to take such actions as may be required to effect the General Partner’s designation as the Partnership Representative (and its selection of any designated individual, as applicable), cooperate in good faith to timely provide information reasonably requested by the Partnership Representative as needed to comply with the Partnership Tax Audit Rules, including, without limitation, to make (and take full advantage of) any elections available to the Partnership or to determine whether any imputed underpayment amount may be modified pursuant to Section 6225(c) of the Code. The Partnership Representative shall have no liability arising out of its performance of its duties as the Partnership Representative hereunder, and the Partnership shall indemnify, defend and hold the Partnership Representative harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees and costs) sustained or incurred as a result of its acting as Partnership Representative hereunder, provided that the foregoing shall not insulate the Partnership Representative from liability for any action constituting fraud, gross negligence, misappropriate of funds or an intentional breach of this Agreement. The provisions contained in this Section 10.3(a)(ii) and Section 10.5 shall survive the liquidation, termination and dissolution of the Partnership and the withdrawal of any Partner or the transfer of any Partner’s interest in the Partnership. With respect to all taxable years to which the Partnership Tax Audit Rules apply to the Partnership, the Partnership Representative may, to the extent permitted by law, make an election under Code Section 6226 with respect to any imputed underpayment of the Partnership, and furnish any adjustment statements to the Partners and to the Internal Revenue Service as required under the Partnership Tax Audit Rules. In addition to all other remedies that the Partnership may be entitled to pursue, in the event that a Limited Partner fails to pay any amount when due pursuant to this Section 10.3(a), the Partnership may thereafter, at any time prior to the Partner’s payment in full of such amount (plus any accrued interest), elect, if applicable, to redeem Partnership Units held by such Partner, with the valuation date being the date the Partnership elects to redeem such Partnership Units, in an amount sufficient to pay any or all of such amount. In the event that proceeds to the Partnership are reduced on account of taxes withheld at the source or the Partnership incurs a liability and such taxes (or a portion thereof) are imposed on or with respect to one or more, but not all, of the Partners or if the rate of tax varies depending on the attributes of specific Partners or to whom the corresponding income is allocated, the amount of the reduction in the Partnership’s net proceeds shall be borne by and apportioned among the relevant Partners and treated as if it were paid by the Partnership as a withholding obligation with respect to such Partners in accordance with such apportionment.

(b)           The Tax Matters Partner and Partnership Representative shall receive no compensation for their services.

(c)            Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the Tax Matters Partner or Partnership Representative in discharging their duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

(d)           In the event that the General Partner shall be removed or replaced pursuant to any provision of this Agreement, the successor to the General Partner shall assume the obligations of this Section 10.3.”

13.           Section 10.5(a) is hereby revised by replacing it in its entirety with the following new Section 10.5(a):

“(a)         Each Limited Partner and the Special Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner or the Special Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable, allocable or attributable to such Limited Partner or the Special Limited Partner pursuant to this Agreement, including, but not limited to, (i) any withholding taxes required to be withheld or paid by the Partnership, including, but not limited to, withholding taxes pursuant to Sections 1441, 1442, 1445, or 1446 of the Code, (ii) amounts for which the Partnership is liable under Section 1446(f)(4) of the Code, or (iii) any amount attributable to any or actual imputed underpayment of taxes under the Partnership Tax Audit Rules imposed on such Partner’s share of the Partnership’s gross or net income and gains (or items thereof), and in each case, any interest, penalties or additions to tax thereof.”

14.           Section 13.2(a) is hereby revised by inserting the following as new Subsection 13.2(a)(iv):

“(iv)      For purposes of Section 13.2(a)(iii), the Capital Account of each Partner (including the Special Limited Partner) shall be determined after making all adjustments in accordance with Sections 5.1 and Exhibit B resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.”

15.           Subparagraphs 1(c)(ii) through (v) of Exhibit B are hereby revised by replacing them in their entirety with the following new subparagraphs 1(c)(ii) through (v):

“(ii)      Special Allocations Regarding Class B Units. After giving effect to the special allocations in subparagraph 1(c)(i) and Regulatory Allocations in paragraph 2 but prior to any allocations under subparagraph 1(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership shall be allocated to the holders of Class B Units until their Economic Capital Account Balances are equal to (A) the OP Unit Economic Balance, multiplied by (B) the number of their Class B Units; provided, that no such Net Property Gain or individual items of income and gain comprising Net Property Gain will be allocated with respect to any particular Class B Unit unless and to the extent that the OP Unit Economic Balance exceeds the OP Unit Economic Balance in existence at the time such Class B Unit was issued. The “Economic Capital Account Balances” of the Class B Unit holders will be equal to their Capital Account balances to the extent attributable to their ownership of Class B Units. The “OP Unit Economic Balance” shall mean (Y) the aggregate Capital Account balance attributable to the OP Units outstanding, plus the amount of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the ownership of OP Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this subparagraph 1(c)(ii), divided by (Z) the number of OP Units outstanding. Any allocations made pursuant to the first sentence of this subparagraph 1(c)(ii) shall be made among the holders of Class B Units in proportion to the amounts required to be allocated to each under this subparagraph 1(c)(ii). The parties agree that the intent of this subparagraph 1(c)(ii) is to make the Capital Account balance associated with each Class B Unit to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-Unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this subparagraph 1(c)(ii), has increased on a per-Unit basis since the issuance of the relevant Class B Unit. To the extent Net Property Loss is allocated to Partners holding Class B Units pursuant to subparagraph 1(a), such Net Property Loss shall be allocated among the Partners holding Class B Units in a manner that reverses the allocation of Net Property Gain to such Partner pursuant to this subparagraph (b)(ii).

(iii)       Special Allocations Regarding the Special Limited Partner Interest. After giving effect to the special allocations in subparagraphs 1(c)(i) and 1(c)(ii) and the Regulatory Allocations in paragraph 2 but prior to any allocations under subparagraph 1(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership shall be allocated to the Special Limited Partner until the Special Limited Partner has received aggregate allocations of income for all fiscal years equal to the aggregate amount of distributions the Special Limited Partner is entitled to receive or has received with respect to the Special Limited Partner Interest for such fiscal year and all prior fiscal years.

(iv)      Special Allocation of Depreciation. After giving effect to the allocations in subparagraph 1(c)(i) and paragraph 2, but prior to any allocation under subparagraph 1(a), 1(c)(ii) or 1(c)(iii), the Initial Limited Partner shall be entitled to allocations of Depreciation until the cumulative amount of Depreciation allocated to the Initial Limited Partner pursuant to this subparagraph 1(c)(iv) for all years equals $10,000,000; provided, that (A) the Initial Limited Partner shall notify the Partnership in writing, within fifteen (15) days after the end of the year to which the allocation of Depreciation relates, of the amount of Depreciation the Initial Limited Partner elects to have allocated to it for such year, (B) the amount of Depreciation the Initial Limited Partner may elect to be allocated pursuant to this subparagraph 1(c)(iv) for any year shall not exceed $10,000,000 minus the amount of Depreciation specially allocated pursuant to this subparagraph 1(c)(iv) to the Initial Limited Partner for all prior years, and (C) if the amount of Depreciation the Partnership is able to allocate in a year is less than the amount the Initial Limited Partner has elected for such year, the Partnership shall notify the Initial Limited Partner as early as reasonably practicable but in no event later than five (5) days prior to the date it issues K-1’s for such year.

(v)       Special Allocation of Net Property Gain. After giving effect to the allocations in subparagraph 1(c)(i) and paragraph 2 and to the extent not previously allocated pursuant to subparagraph 2(b), but prior to any allocation under subparagraph 1(a) and/or 1(c)(ii), Net Property Gain shall be allocated first to the Initial Limited Partner to the extent of the cumulative amount of Depreciation allocated to the Initial Limited partner pursuant to subparagraph 1(c)(iv).”

16.           Paragraph 2 of Exhibit B is hereby revised by replacing it in its entirety with the following new paragraph 2:

“2.        Regulatory Allocations. Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following regulatory allocations shall be made (such allocations “Regulatory Allocations”).

(a)            Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(g) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)           Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to that Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c)       Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)       Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e)       Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt.

(f)       Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(f)       Gross Income Allocation. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Partner shall be specially allocated items of Partnership income (including gross income) and gain (including gross gain) in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subparagraph 2(g) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been tentatively made as if subparagraph 2(c) and this subparagraph 2(g) were not in this Agreement.”

17.            Paragraph 4 of Exhibit B is hereby further revised by replacing it in its entirety with the following new paragraph 4:

“4.        Tax Allocations.

(a)       Items of Income or Loss. Except as is otherwise provided in this Exhibit B, an allocation of Net Income, Net Loss, or any items thereof to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income, Net Loss, or any items thereof.

(b)       Section 1245/1250 Recapture. Subject to subparagraph 4(c) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code or is gain described in Section 1(h)(1)(D) of the Code (“Affected Gain”), then such Affected Gain shall, to the extent possible, be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 4(b) shall not alter the amount of Net Income, Net Property Gain or items thereof allocated among the Partners, but merely the character of such Net Income, Net Property Gain or items thereof. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income or Net Loss for such respective period.

(c)       Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s U.S. federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for U.S. federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2) (iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder. The intent of this subparagraph 4(c) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This subparagraph 4(c) is to be interpreted consistently with such intent.

(d)       Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (within the meaning of Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income required to be allocated to such Partner pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

(e)       References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.)”

18.            Exhibit B is hereby further revised by adding the following new paragraphs 5 through 7:

“5.        Allocations Regarding General Partner In Respect of Preferred Units.

(a)       It is the intention of the parties hereunder that the aggregate Capital Account balance of the General Partner in respect of the Series A Preferred Units and Series B Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of the Series A Preferred Units and Series B Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series B Preferred Units or Series B Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall first be allocated to the General Partner in respect of the Series A Preferred Units and Series B Preferred Units in such amounts as is required to cause the General Partner’s adjusted Capital Account in respect of the Series A Preferred Units and Series B Preferred Units (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount the General Partner is entitled to receive pursuant to the provisions of this Agreement in respect to the Series A Preferred Units and Series B Preferred Units.

(b)       Unless otherwise required by applicable law, any amount distributed to the General Partner in its capacity as the holder of Series A Preferred Units and Series B Preferred Units under Section 5.1 that exceeds the sum of (a) the cumulative Net Operating Income and Net Property Gain (and individual items of income and gain comprising Net Operating Income and Net Property Gain) allocated to the General Partner plus (b) the aggregate Capital Account balance of the General Partner, in each case, in respect of the Series A Preferred Units and Series B Preferred Units, respectively, shall be treated as a guaranteed payment pursuant to Code Section 707(c).

6.        Allocations between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Net Income and Net Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (a) as if the Partnership’s fiscal year had ended on the date of the transfer or (b) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners; provided, however, that the General Partner may apply a different method if required by applicable law. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Net Income and Net Loss between the transferor and the transferee Partner.

7.        Substantial Economic Effect; Savings Clause.

(a)       It is the intent of the Partners (including the Special Limited Partner) that the allocations of Net Income, Net Loss, Net Property Gain and Net Property Loss under the Agreement have “substantial economic effect” (or be consistent with the Partners’ and the Special Limited Partner’s interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. The provisions of this Exhibit B and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

(b)       Notwithstanding anything to the contrary in this Agreement, it is the intent of the Partners (including the Special Limited Partner) that the allocation provisions of this Exhibit B produce (i) a final Capital Account balance of the General Partner in respect of the Series A Preferred Units and the Series B Preferred Units equal to their aggregate respective Liquidating Distributions and (ii) final Capital Account balances of the Partners (including the Special Limited Partner) equal to the amount such Partners would receive with respect to their GP Units, OP Units, Class B Units, or the Special Limited Partner Interest pursuant to Section 5.1. To the extent the allocation provisions of Exhibit B would fail to produce such final Capital Account balances, (y) such provisions shall be amended by the General Partner if and to the extent necessary to produce such result and (z) Net Income, Net Loss, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership for prior open years shall be reallocated by the General Partner, in its sole and absolute discretion, among the Partners to the extent it is not possible to achieve such result with allocations of Net Income, Net Loss, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership for the current year and future years, and if necessary, as a guaranteed payment as defined in Section 707(c) of the Code (unless the treatment of a portion of the return on the Series A Preferred Return or on the Series B Preferred Return as a guaranteed payment would cause the entire Series A Preferred Return or the Series B Preferred Return to be a guaranteed payment, in which case none of such return shall be so treated). This paragraph 7(b) shall control notwithstanding any reallocation or adjustment of taxable Net Income, Net Loss, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership by the Service or any other taxing authority. The General Partner shall have the authority to amend this Agreement without the consent of the Limited Partners or the Special Limited Partner, as it reasonably considers advisable, to make the allocations and adjustments described in this paragraph 7(b).”

19.	The Partnership Agreement is hereby amended by the addition of a new annex thereto, entitled “Annex B,” in the form attached hereto as Annex B, which sets forth the designations, allocations, preferences, conversion or other special rights, powers and duties of the Series B Preferred Units, which exhibit shall be attached to and made a part of, and shall be an exhibit to, the Partnership Agreement.

20.	Pursuant to Sections 4.3 of the Partnership Agreement, effective as of the applicable issuance date of any issuance of shares of Series B Preferred Stock by the General Partner, the Partnership will issue Series B Preferred Units to the General Partner in an amount that will be reflected on Exhibit A to the Partnership Agreement, as such Exhibit A may be amended or restated by the General Partner in its sole discretion from time to time to the extent necessary to reflect such issuances, but in no event shall the aggregate number of Series B Preferred Units issued pursuant to this Amendment exceed [●] or such greater number of shares of Series B Preferred Stock as may be hereafter authorized for issuance by the General Partner. The Series B Preferred Units have been created and are being issued in conjunction with the General Partner’s issuance and sale of the Series B Preferred Stock, and as such, the Series B Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series B Preferred Stock, all such that the economic interests of the Series B Preferred Units and the Series B Preferred Stock are substantially similar, and the provisions, terms and conditions of this Amendment, including without limitation the attached Annex B, shall be interpreted in a fashion consistent with this intent. In return for the issuance to the General Partner of the Series B Preferred Units, the General Partner has contributed to the Partnership the net proceeds from its issuance and sale of the Series B Preferred Stock (the General Partner’s capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance (i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership)).

21.	The foregoing recitals are incorporated in and are made a part of this Amendment.

22.	Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement. This Amendment has been authorized by the General Partner pursuant to Section 14.1 of the Partnership Agreement and does not require execution by any Limited Partner or any other Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

HEALTHCARE TRUST, INC.

By:
	Name:	Edward M. Weil, Jr.
	Title:	Chief Executive Officer and President

[Signature Page to Sixth Amendment to the Agreement of Limited Partnership of Healthcare Trust Operating Partnership, L.P.]

ANNEX B

DESIGNATION OF THE SERIES B PREFERRED UNITS OF
HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P.

1.             Designation and Number. A series of Preferred Units (as defined below) of Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), designated the “[●]% Series B Cumulative Redeemable Perpetual Preferred Units” (the “Series B Preferred Units”), is hereby established. The number of authorized Series B Preferred Units shall be [●].

2.             Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement of Limited Partnership of the Partnership, including Annex A thereto, entered into on February 14, 2013 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used herein shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on [●], designating the terms, rights and preferences of the Series B Preferred Stock.

“Capital Gains Amount” shall have the meaning provided in Section 5(g).

“Change of Control” shall have the meaning provided in the Articles Supplementary.

“Common Stock” shall have the meaning provided in the Articles Supplementary.

“Delisting Event” shall have the meaning provided in the Articles Supplementary.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidating Distribution” shall have the meaning provided in Section 6(a).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership Agreement” shall have the meaning provided in Section 1.

“Redemption Date” shall have the meaning provided in Section 7(a).

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.3 of the Partnership Agreement.

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series B Base Liquidation Preference” shall have the meaning provided in Section 6(a).

“Series B Preferred Return” shall have the meaning provided in Section 5(a).

“Series B Preferred Stock” shall have the meaning provided in the Articles Supplementary.

“Series B Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series B Preferred Units” shall have the meaning provided in Section 1.

“Total Distributions” shall have the meaning provided in Section 5(g).

3.             Maturity. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.             Rank. In respect of rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the Series B Preferred Units shall rank (a) senior to all classes or series of Common Units and any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank junior to the Series B Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on parity with any other class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank on parity with the Series B Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (collectively, the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank senior to the Series B Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (collectively, the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities, which will rank senior to the Series B Preferred Units prior to the conversion or exchange. The Series B Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness. All of the Series B Preferred Units shall rank equally with one another and shall be identical in all respects.

5.             Distributions.

a.        Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of Series B Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions in the amount of $[●] per unit per year, which is equivalent to the rate of [●]% of the Series B Base Liquidation Preference (as defined below) per unit per year (the “Series B Preferred Return”). The Series B Preferred Return shall accrue and be cumulative from and including the date of original issue of any Series B Preferred Units and shall be payable quarterly in arrears, on or about the 15th day of each January, April, July and October of each year (or, if not a Business Day, the next succeeding business day, each a “Series B Preferred Unit Distribution Payment Date”) for the period ending on such Series B Preferred Unit Distribution Payment Date, commencing on January 18, 2022. The amount of any distribution payable on the Series B Preferred Units for any partial distribution period will be prorated and computed, and for any full distribution period will be computed, on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series B Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the Series B Record Date (as defined in the Articles Supplementary), which is the close of business on the date set by the board of directors as the record date for the payment of dividends on Series B Preferred Stock (each, a “Distribution Record Date”).

b.       No distributions on the Series B Preferred Units shall be authorized by the General Partner or declared and or set apart for payment by the Partnership at such time as the terms and conditions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

c.        Notwithstanding anything to the contrary contained herein, the Series B Preferred Return will accrue whether or not distributions are authorized by the General Partner or declared by the Partnership. No interest or additional distributions shall be payable in respect of any accrued and unpaid Series B Preferred Return.

d.       Except provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed (or assets be paid to our made available for a sinking fund for the redemption of any such units of the Partnership), purchased or otherwise acquired (except (i) by conversion into or exchange for Common Units or Junior Preferred Units, (ii) for the acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 5.7 of Article V of the Charter, and (iii) for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series B Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

e.        When cumulative distributions are not paid in full (or declared and a sum sufficient for such full payment is not set apart) on the Series B Preferred Units and any Parity Preferred Units, all distributions (other than (i) any acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 5.7 of Article V of the Charter or (ii) a purchase or exchange pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and all holders of Parity Preferred Units) declared on the Series B Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series B Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Preferred Units which may be in arrears.

f.        Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of the Series B Preferred Return on the Series B Preferred Units as provided above. Any distribution made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid Series B Preferred Return which remains payable.

g.       If, for any taxable year, the General Partner elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the General Partner’s earnings and profits (as determined for U.S. federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of the General Partner’s stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series B Preferred Units shall be in the same proportion that the Total Distributions paid or made available to the holders of Series B Preferred Units for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of Partnership Units outstanding.

6.             Liquidation Preference.

a.        Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, after payment of or provision for the Partnership’s debts and liabilities and any other class or series of equity securities of the Partnership ranking, with respect to rights upon the Partnership’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series B Preferred Units, before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, the holders of the Series B Preferred Units then outstanding shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference in cash of $25.00 per Series B Preferred Unit (the “Series B Base Liquidation Preference”), plus an amount equal to any accrued and unpaid Series B Preferred Return to, but not including, the date of payment (together with the Series B Base Liquidation Preference, the “Liquidating Distribution”).

b.       If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series B Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series B Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

c.        After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

d.       For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

7.             Optional Redemption.

a.        The Series B Preferred Units are not redeemable prior to [●], 2026, except as otherwise provided in this Section 7. On and after [●], 2026, the Partnership, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Units, in whole or in part, at any time or from time to time, for cash, at a redemption price equal to $25.00 per Series B Preferred Unit, plus any accrued and unpaid distributions thereon (whether or not declared) to, but not including, the date fixed for redemption (the “Redemption Date”). Such notice shall be deemed to have been given to the General Partner, in its capacity as holder of the Series B Preferred Units, upon the giving of any notice by the General Partner to holders of shares of Series B Preferred Stock with respect to the redemption of such shares. If fewer than all of the outstanding Series B Preferred Units are to be redeemed, the Series B Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot.

b.       Unless full cumulative distributions on all Series B Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series B Preferred Units shall be redeemed unless all outstanding Series B Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series B Preferred Units (except by conversion into or exchange for Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series B Preferred Units by the Partnership in connection with a redemption or purchase by the General Partner of Series B Preferred Stock pursuant to Article V of the Charter or otherwise in order to ensure that the General Partner remains qualified as a REIT for U.S. federal income tax purposes or pursuant to the terms of the Articles Supplementary, or the purchase or acquisition of Series B Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Units and any other Parity Preferred Units.

c.        If a Redemption Date falls after a Distribution Record Date and on or prior to the corresponding Series B Preferred Unit Distribution Payment Date, each holder of Series B Preferred Units on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series B Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units on or prior to such Series B Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Units for which a notice of redemption has been given.

d.       Upon the occurrence of a Delisting Event or Change of Control, if and when the General Partner exercises its option to redeem shares of Series B Preferred Stock as provided in Section 6 of the Articles Supplementary, the General Partner shall cause the Partnership to concurrently redeem an equal number of Series B Preferred Units if and when such shares of Series B Preferred Stock are so redeemed, at a redemption price per Series B Preferred Unit payable in cash and equal to the same price per share paid by the General Partner to redeem the shares of Series B Preferred Stock (i.e., a redemption price of $25.00 per share of Series B Preferred Stock, plus an amount equal to any accrued and unpaid dividends thereon. No interest shall accrue for the benefit of the Series B Preferred Units to be redeemed on any cash set aside by the Partnership.

e.        Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series B Preferred Unit for each share of Series B Preferred Stock purchased in the open market, through tender or by private agreement by the General Partner.

f.        All Series B Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.

g.       Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series B Preferred Units at any time in connection with any redemption by the General Partner of the Series B Preferred Stock.

h.       In addition, upon the occurrence of a Delisting Event, the distributions rate specified in Section 5(a) hereof shall be increased on the day after the occurrence of the Delisting Event by [●]% per annum to the rate of [●]% of the Series B Base Liquidation Preference per unit per year (equivalent to $[●] per unit per year) from and after the date of the Delisting Event. Following the cure of such Delisting Event, the distribution rate shall revert to the rate specified in Section 5(a) hereof.

8.             Voting Rights. Holders of the Series B Preferred Units will not have any voting rights.

9.             Conversion. The Series B Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

a.        In the event that a holder of shares of Series B Preferred Stock exercises its right to convert such shares of Series B Preferred Stock into Common Stock in accordance with the terms of the Articles Supplementary, then, concurrently with any conversion that actually occurs pursuant to such exercise (i.e. such shares are not redeemed for cash prior thereto in accordance with the terms of the Articles Supplementary), an equivalent number of Series B Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of OP Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series B Preferred Stock; provided, however, that if a holder of Series B Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the General Partner, as the holder of the Series B Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the General Partner to such holder of the Series B Preferred Stock. Any such conversion will be effective at the same time the conversion of Series B Preferred Stock into Common Stock is effective.

b.       No fractional units will be issued in connection with the conversion of Series B Preferred Units into OP Units. In lieu of fractional OP Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price (as defined in the Articles Supplementary) on the date the shares of Series B Preferred Stock are surrendered for conversion by a holder thereof.

10.          Allocation of Net Income and Net Loss.

Subparagraphs 1(a), (b) and (c)(i) of Exhibit B of the Partnership Agreement are hereby deleted in their entirety and replaced by subparagraphs 1(a), (b) and (c)(i) below:

(a)                  Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraph 1(c) and paragraph 2, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction, of the Partnership, without duplication, shall be allocated among the Partners in a manner determined in the reasonable discretion of the General Partner that will, as nearly as possible, cause the Capital Account balance of each Partner immediately after such allocation to equal (i) the amount of distributions that would be made to such Partner pursuant to Section 5.1(b) if (A) the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, (B) all Partnership liabilities were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and (C) Net Sales Proceeds (after satisfaction of such liabilities) were distributed in full in accordance with Section 5.1(b) to the Partners immediately after making such allocations, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets.

(b)                  [Reserved.]

(c)                  Special Allocations.

(i)                 Special Allocations Regarding Preferred Units. Notwithstanding any other provisions of this paragraph 1, after giving effect to the Regulatory Allocations in paragraph 2, but prior to any allocations under subparagraph 1(a), a pro rata portion of Net Operating Income and Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Operating Income and Net Property Gain of the Partnership, shall be allocated to the General Partner in respect of the Series A Preferred Units and Series B Preferred Units until it has been allocated such Net Operating Income and Net Property Gain equal to the excess of (A) the cumulative amount of distributions of Cash Available for Distribution the General Partner has received for all the current and prior taxable years or portions thereof with respect to the Series A Preferred Units and Series B Preferred Units, over (B) the cumulative Net Operating Income and Net Property Gain allocated to the General Partner, pursuant to this subparagraph 1(c) for all the current and prior taxable years or portions thereof.

11.          Winding Up.

Section 13.2(a)(iii)(D) of the Partnership Agreement is deleted in its entirety and replaced by Section 13.2(a)(iii)(D) below:

(D)              the balance, if any, shall be distributed first to the General Partner in respect of the Series A Preferred Units and Series B Preferred Units until it has received distributions under this Agreement in respect of the Series A Preferred Units and Series B Preferred Units equal to their respective Liquidating Distributions and then to all Partners (including the Special Limited Partner) in accordance with Sections 5.1.

12.          Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.